Exhibit 4.32

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

FIRST AMENDMENT TO LICENSE AGREEMENT

This First Amendment to the License Agreement (“First Amendment”) is made as of 1 April 2 2025 (the “Amendment Effective Date”), by and between:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”) of the first part; and

CLEARMIND Medicine Inc., a company organized under the laws of the State of British Columbia, Canada on behalf of itself and its Affiliates (the “Company”), of the second part;

(each of Yissum and the Company, a “Party”, and collectively the “Parties”)

WHEREAS:	Yissum and Company entered into a signed a License Agreement, on December 19, 2022 (the “License Agreement”); and

AND WHEREAS:	the Parties wish to amend the License Agreement as set forth herein.

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions

1.1.	The preamble to this First Amendment constitutes an integral part hereof and shall be read jointly with its terms and conditions.

1.2.	In this First Amendment, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender, and the use of the word “or” shall mean “and/or”.

1.3.	The headings of the sections in this First Amendment are for the sake of convenience only and shall not serve in the interpretation of the First Amendment.

1.4.	In this First Amendment, any capitalized terms that are used but not defined herein shall carry the meaning attributed to them in the License Agreement

2.	The following patent applications shall be added to Appendix A of the License Agreement, and shall be included in the Joint Patent(s) as an additional family of the Existing Joint Patent:

●	Patent application 63/668,632 entitled 5-methoxy-2-aminoindane Reverses Diet-Induced Obesity and Improves Metabolic Parameters in Mice: A Potential New Class of Anti-Obesity Therapeutics

●	Patent application: 63/671,385 entitled: USE OF 5-METHOXY-2-AMINOINDAN (“MEAI”) IN METHODS FOR TREATING METABOLIC SYNDROME

The Parties have agreed to update Appendix A attached to the License Agreement by replacing it in its entirety by the new Appendix A attached to this First Amendment.

3.	This First Amendment shall amend and supplement the License Agreement only to the extent expressly set forth above, and all other terms of the License Agreement which are not explicitly amended herein remain unchanged and in full force and effect. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the License Agreement, or any other right, remedy, power or privilege of any Party, except as expressly set forth herein. To the extent of any inconsistency between the License Agreement and this First Amendment, this First Amendment shall control and shall supersede the License Agreement. The terms of this First Amendment shall be governed by and construed in a manner consistent with the provisions of the License Agreement.

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the Amendment Effective Date first written above.

YISSUM	THE COMPANY

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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Appendix A

Joint Patent

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